Exhibit 10.1

POKE CO HOLDINGS, LLC.

DEVELOPMENT AGENT AGREEMENT

CASA MOTO LLC
DEVELOPMENT AGENT

12/7/2021
DATE OF AGREEMENT

TABLE OF CONTENTS

SECTION 1	2

APPOINTMENT AND INITIAL FEE	2

SECTION 2	3

TERM AND RENEWAL	3

SECTION 3	3

OUR DUTIES	3

SECTION 4	5

COMPENSATION PAYABLE TO YOU	5

SECTION 5	6

YOUR DUTIES	6

SECTION 6	11

PROPRIETARY MARKS	11

SECTION 7	13

ADVERTISING AND MARKETING	13

SECTION 8	14

TRANSFER OF INTEREST	14

SECTION 9	16

CORPORATE REQUIREMENTS	16

SECTION 10	16

COVENANTS	16

SECTION 11	18

DEFAULT AND TERMINATION	18

SECTION 12	19

OBLIGATIONS UPON TERMINATION OR EXPIRATION	19

SECTION 13	20

TAXES AND INDEBTEDNESS	20

SECTION 14	20

INDEPENDENT CONTRACTOR AND INDEMNIFICATION	20

SECTION 15	22

APPROVALS AND WAIVERS	22

SECTION 16	22

NOTICES	22

SECTION 17	23

RELEASE OF PRIOR CLAIMS	23

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SECTION 18	23

DISCLOSURE STATEMENT AND DISCLAIMER	23

SECTION 19	24

ENTIRE AGREEMENT	24

SECTION 20	24

SEVERABILITY AND CONSTRUCTION	24

SECTION 21	25

APPLICABLE LAW	25

SECTION 22	25

DISPUTE RESOLUTION	25

SECTION 23	26

CHANGES AND MODIFICATIONS	26

SECTION 24	27

ACKNOWLEDGMENTS	27

EXHIBITS

“A”	Development Area
“B”	Disclosure Acknowledgment Statement
“C”	Guarantee and Assumption of Obligations
“D”	Transfer of Development Agent Agreement to a Corporation or Limited Liability Company
“E”	Confidentiality and Non-Competition Agreement
“F”	Internet Websites and Listings Agreement, and Telephone Listing Agreement
“G”	Development Schedule

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DEVELOPMENT AGENT AGREEMENT

THIS AGREEMENT, entered into this _____ day of __12/7/2021___________, 20___ by and between Poke Co Holdings, LLC., a Connecticut Limited Liability Company with its principal address at 240 W. Galveston Street, #1565, League City, TX 77574 (hereinafter, “we”, “us” or “our”) and Casa Moto LLC, a Connecticut Limited Liability Company, whose principal address is 50 Founders Plaza, Suite 100, East Hartford, CT 06108 (hereinafter, “you” or “your”).

W I T N E S S E T H:

WHEREAS, as the result of the expenditure of time, skill, effort and money, we and our affiliate have developed and own a unique and distinctive system (hereinafter “System”) relating to the establishment and operation of retail shops operating under the name “Pokemoto®” featuring featuring sushi grade fish, rice bowls and a variety of toppings and other complementary products, smoothies and beverages;

WHEREAS, the distinguishing characteristics of the System include, without limitation, distinctive exterior and interior design, décor, color scheme, and furnishings; proprietary products and ingredients; proprietary recipes and special menu items, uniform standards, specifications, and procedures for operations; quality and uniformity of products and services offered; procedures for inventory, management and financial control; training and assistance; and advertising, marketing and promotional programs; all of which may be changed, improved, and further developed by us from time to time;

WHEREAS, we identify the System by means of certain trade names, service marks, trademarks, logos, emblems and indicia of origin, including, but not limited to, the mark “Pokemoto” and such other trade names, service marks, and trademarks as are now designated (and may hereafter be designated by us in writing) for use in connection with the System (hereinafter referred to as “Marks”);

WHEREAS, we and our affiliate continue to develop, use and control the use of such Marks in order to identify for the public the source of services and products marketed thereunder and under the System, and to represent the System’s high standards of quality, appearance and service;

WHEREAS, we grant to qualified persons the right to become a “Pokemoto” development agent who will be advertising for new franchisees and developing and assisting franchisees of ours who are operating within the development agent’s assigned area and utilizing our business systems, formats, methods, specifications, standards, operating procedures, operating assistance, and Marks;

WHEREAS, you acknowledge that you have read this Agreement and our Disclosure Document (the “Disclosure Document”) and acknowledge that you understand the importance of our high standards of quality and service and the necessity of operating the business franchised hereunder in conformity with our standards and specifications;

WHEREAS, you desire to serve as our development agent in the territory designated herein, wish to be licensed to use the Marks and wish to receive the training and other assistance provided by us in connection with the operation of the development agent franchise (hereinafter the “Franchised Business” or “Development Agent Franchised Business”);

WHEREAS, you understand and acknowledge the importance of our high uniform standards of quality, service, and appearance and the importance of ensuring the maintenance of those high standards by all franchisees of ours in the territory described herein; and

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WHEREAS, you understand and acknowledge the importance of assisting franchisees serviced by you to provide quality services, achieve maximum sales levels, make maximum efforts to control costs, and fully conform to our policies and procedures as stated in our Manuals.

NOW, THEREFORE, the parties in consideration of the undertakings and commitments of each party to the other party stated herein, hereby mutually agree as follows:

SECTION 1

APPOINTMENT AND INITIAL FEE

1.1 We hereby grant to you, upon the terms and conditions herein contained, the right to serve as our development agent within the territory described in Exhibit “A” annexed hereto (hereinafter referred to as “Development Area”), and a non-exclusive license to use in connection therewith the Marks and System, as they may be changed, improved, and further developed from time to time.

1.2 You hereby undertake the obligation to diligently screen and evaluate individuals to become franchisees of ours at locations within the Development Area, and to undertake our field responsibilities for development and service prescribed herein to franchisees which operate Pokemoto Shops, as defined in Section 1.8 hereof, franchised by us in the Development Area and you shall not be permitted to solicit or screen individuals outside of the Development Area. You may only undertake our field responsibilities for franchise solicitation, training, and service. You understand and acknowledge that you do not have any authority to negotiate terms with any prospective franchisee or to execute any agreements, including Franchise Agreements, on our behalf or in our name.

1.3 During the term of this Agreement, and provided there is no uncured default hereunder, we agree that we will not license any other development agent for the Development Area.

1.4 You shall be entitled, as provided under Section 4.1 hereof, to receive compensation from us for each Pokemoto Shop franchise sold by us under the System in the Development Area during the term of this Agreement.

1.5 You shall be obligated to present us with potential franchisees in the time and manner described in Section 5.5 below. You shall screen and propose franchisees to open Pokemoto Shop franchises in the Development Area only.

1.6 For so long as you shall not have lost your exclusive rights pursuant to the provisions of Section 5 hereof, and provided you are not in default of any of your obligations hereunder, we shall not, during the term of this Agreement, own or operate or license others to own or operate as a development agent in the Development Area; however, we shall retain the right to use the Marks in any advertising, marketing or promotion pursuant to the provisions of Section 6.1 hereof.

1.7 Upon execution of this Agreement, you shall pay a Development Agent Rights Fee of One Hundred Thirty Seven Thousand and Five Hundred Dollars ($137,500.00), which fee shall be deemed fully earned and non-refundable.

1.8 For purposes of this Agreement, the terms listed below have the meanings that follow them. Other terms used in this Agreement are defined and construed in the context in which they occur.

(a) “Competitive Business” – A retail business other than a Pokemoto Shop which (a) offers featuring sushi grade fish, rice bowls and a variety of toppings and other complementary products, smoothies and beverages as its primary menu items, or (b) grants or has granted franchises or licenses or establishes or has established joint ventures for the development and/or operation of a business described in the foregoing clause (a).

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(b) “Pokemoto Shop” – A retail store that: (a) offers featuring sushi grade fish, rice bowls and a variety of toppings and other complementary products, smoothies and beverages. ; (b) meets our standards and specifications; (c) operates using the Marks and the System; and (d) is either operated by us or our affiliates or pursuant to a valid license from us.

SECTION 2

TERM AND RENEWAL

2.1 Except as otherwise provided, the term of this Agreement shall be for twenty (20) years from the date of its execution.

2.2 You may, at your option, renew this Agreement for additional consecutive ten (10) year terms, provided that prior to the end of the applicable term:

(a) You have given us written notice of your election to renew not less than six (6) months nor more than twelve (12) months prior to the end of the then-current term.

(b) You are not in default of any provision of this Agreement, any amendment hereof or successor hereto, or any other agreement between you and us or our subsidiaries or affiliates, and have complied with all of the terms and conditions of such agreements during the terms thereof.

(c) You shall have executed upon renewal our then-current form of renewal Development Agent Agreement, which agreement shall supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement, excluding a compensation rate and method of computing same; but could have different minimum performance standards, if any, for proposing qualified prospective franchisees to us.

(d) You shall execute a general release, in a form prescribed by us, of any and all claims against us, our subsidiaries or affiliates, and our respective officers, shareholders, directors, agents, and employees.

(e) You shall comply with our then-current qualification and training requirements, including, without limitation, any training requirements specifically designed for renewing development agents. For any training required by this Section, we shall provide and pay for the instructors, training facilities, and training materials; you must pay for all other expenses incurred in training including, without limitation, the costs of travel, room, board, and wages (for employees required to attend).

(f) You shall pay to us a renewal Development Agent Rights Fee as negotiated between you and us.

SECTION 3

OUR DUTIES

In addition to the other obligations and duties stated in this Agreement, we agree as follows:

3.1 Unless we waive this requirement based on previous experience, we or our designated agent shall provide an initial training program to be conducted at our headquarters or at a location designated by us for you and up to two (2) additional trainees, and shall make available such other subsequent training programs to your core team as we deem appropriate. All training provided by us shall be subject to the terms stated in Section 5 of this Agreement, and shall be at such times and places as may be designated by us.

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3.2 We shall provide you, at no cost, with one (1) copy of our standard form of franchise agreement and franchise disclosure document required by the Federal Trade Commission and, if applicable, the laws of the state(s) within the Development Area. If requested by us, you shall at your expense provide such assistance as we deem necessary in order to develop or adapt the franchise disclosure document for use in the state(s) in which the Development Area is located. We shall also make available to you certain materials for promoting the sale of franchises to prospective franchisees. These materials may include advertising and marketing layouts, brochures, and other materials. We reserve the right to charge, and you agree that you shall pay us, an amount sufficient to compensate us for the actual cost of creating, producing, and distributing these materials to you. You may, at your own expense, use your own sales materials if you have obtained our prior written approval for such materials, as provided in Section 7 below.

3.3 We shall use our best efforts to promptly process all applications made by prospective franchisees and forwarded to us by you and shall not unreasonably withhold our approval of any prospective franchisee, provided such prospect meets the educational, professional, managerial, business, financial, and other qualifications as we may from time to time prescribe for new franchisees.

NOTHING IN THIS AGREEMENT SHALL BE INTERPRETED TO PROVIDE YOU WITH THE POWER OR AUTHORITY TO NEGOTIATE CONTRACT TERMS WITH ANY PROSPECTIVE FRANCHISEE, TO GRANT FRANCHISES, OR TO EXECUTE ANY FRANCHISE AGREEMENTS WITH FRANCHISEES ON OUR BEHALF. WE SHALL HAVE THE OPTION, IN OUR SOLE DISCRETION, TO APPROVE OR DENY A FRANCHISE TO ANY PROSPECTS PROPOSED TO US BY YOU, AND WE WILL HAVE THE SOLE AUTHORITY TO EXECUTE FRANCHISE AGREEMENTS WITH FRANCHISEES.

We shall have the right to conduct our relationship with prospective franchisees and franchisees, and to operate our business, as we deem appropriate, and whether or not you agree with our decisions (including but not limited to the right to decide whether or not to approve a party to become a franchisee, accept a proposed site, accept a proposed lease for approved premises, amend or revise the terms of a franchise agreement, increase or decrease the obligations of us or a franchisee under a franchise agreement, require a franchisee to meet all of the provisions of a franchise agreement, terminate a franchise agreement, permit a franchisee to transfer its rights to a buyer, and/or permit a franchisee to renew).

3.4 We shall provide the entire initial training program to each new System franchisee. The entire training program shall be held at our headquarters or at such other place as may be designated by us in writing; and we shall pay only for the instructors, training facilities, and training materials. We shall have the right to relinquish this training responsibility to you and your staff at any time following notice to you.

3.5 We shall provide for the collection of and distribution to you of your share of initial franchise fees, and we shall be responsible for distributing to you your share of the royalty fees and transfer fees received from each franchisee operating in the Development Area.

3.6 We shall continue our efforts to maintain high standards of quality professionalism and service of the Development Agent Franchised Business, and to that end may conduct inspections of any business premises operated hereunder by you and closely monitor your promotional efforts and service efforts, which may include, without limitation, contacting prospective and existing franchisees and monitoring sales presentations by you and your personnel.

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3.7 We shall not, by virtue of any approvals, advice, or services provided to any System franchisee, assume responsibility for or liability to you, System franchisee, or any third parties to which we would not otherwise be subject. However, we will not be excused for our breaches or civil wrongs.

3.8 We shall provide you with a detailed Operations Manual and other items that will form the foundation for the establishment of each Pokemoto Shop to be located within the Development Area. Such Operations Manual shall be kept in a secure, locked receptacle at the Franchised Business and may not be removed from the Franchised Business at any time or for any purpose. In addition, we shall provide consulting services, at no additional cost, to support you in formulating preliminary plans for the construction of each Pokemoto Shop, its layout, drawings, furnishing details and designs for the interior of each Pokemoto Shop. We will also assist you in sourcing equipment and operating supplies for the Pokemoto Shops.

SECTION 4

COMPENSATION PAYABLE TO YOU

4.1 In consideration of soliciting, screening and submitting to us during the term of this Agreement applications for prospective franchisees in connection with the grant of a franchise to be located in the Development Area, you shall be entitled, for as long as, but only as long as, this Agreement remains in effect and you are not in default hereunder, to a sum equal to ** percent (**%) of the income from initial franchise fees paid by each System franchisee who purchases a franchise from us in the Development Area, irrespective of where the lead originates, subject to the following conditions: (i) you collect preliminary financial and background information, pre-qualify the franchisee using our criteria, and present us with the applicant; (ii) both we and the franchisee sign the Franchise Agreement and the franchisee pays the entire initial franchise fee to us; (iii) the sale is for a new Pokemoto Shop and is not a resale of an existing Pokemoto Shop by another franchisee; (iv) there are no outstanding sale contingencies, such as the initial franchise fee being paid into an escrow account; and (v) you are in compliance with this Agreement.

4.2 In consideration for undertaking our field responsibilities for developing and servicing all franchisees who operate Pokemoto Shops in the Development Area during the term of this Agreement, you shall be paid a continuing fee equal to ** percent (**%) of all royalty fees and transfer fees received from any franchised unit located in the Development Area for services rendered by you to said unit.

4.3 We shall collect all initial franchise fees owed pursuant to the franchise agreements between us and System franchisees located within the Development Area and provide you with a monthly report by the twentieth (20th) day of each month on the amounts collected during the preceding month, along with the payments due to you from such amounts. We shall have sole discretion as to the terms and conditions of collections from System franchisees, including the right to defer or refund initial franchise fees. In no event shall any such deferred payments become payable to you by us until and unless such fees are paid to us by System franchisees. In the event we refund amounts collected or if a franchisee for any reason owes amounts to us, we shall have the right, as we deem appropriate, to either deduct from any payments due to you your portion of any amount so refunded or any amount owed to us, or to require you to remit any such portion of the refunded amount or other amounts to us immediately upon request. We shall have no liability to you for payments under this Section 4.3 in the event that any System franchisee, for any reason, fails to pay any fee owed to us.

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4.4 All amounts payable pursuant to Section 4 shall be made in U.S. dollars and payment shall be made by way of electronic funds transfer to you at the address stated herein or by such other means and at such other place as may be designated in writing.

4.5 You understand and acknowledge that you are not entitled to any portion of any administrative fees, rebates or other payments made to us by approved suppliers for purchases made by franchisees in your Development Area.

SECTION 5

YOUR DUTIES

5.1 You understand and acknowledge that every detail of the Franchised Business is important to you, us, other development agents and System franchisees in order to develop and maintain high and uniform operating standards, to increase the demand for System franchisees and the demand for services and products sold by System franchisees, and to protect our reputation and goodwill. In dealing with prospective franchisees, you shall:

(a) Comply with all applicable federal, state, and local laws, rules, and regulations governing the advertising, marketing, promotion, and sale of franchises, including, without limitation, those relating to franchise registration, disclosure, and unfair or deceptive practices. In particular and without limiting the foregoing, you shall strictly adhere to our instructions and neither you nor your employees shall make any statement, projection, or other description of potential earnings, costs, or profits to any third party unless we give our specific written authorization to you to do so;

(b) Deliver to each prospective franchisee, at or before the time required by law, a copy of our then-current franchise disclosure document, and obtain from each prospective franchisee and promptly furnish to us the original, signed acknowledgment of receipt therefor;

(c) Not permit any employee to engage in the promotion of Pokemoto Shop franchises unless we have given our prior written consent to such person’s involvement, and, upon our request, you shall immediately discontinue the involvement of any person in the solicitation of prospective franchisees;

(d) Promptly provide us (or our counsel) with such information and materials as we may reasonably request in order to enable us to comply with laws regulating the offer and sale of franchises and/or the franchise relationship;

(e) Unless so directed in writing by us, you shall not prepare, modify, or register with any government or quasi-government authority any document in connection with the offer and sale of Pokemoto Shop franchises.

5.2 Unless we waive this requirement based on previous experience, you and up to two (2) additional persons shall attend and complete, to our satisfaction, our initial training session, and you, your manager or other employees, as we may designate, shall attend and complete, to our satisfaction, such other training sessions as we may reasonably require from time to time. For any training session we shall only pay for the instructors, training facilities, and training materials, and you shall pay for all other expenses incurred by you, your manager or other employees, including, without limitation, the costs of travel, room, board, and wages.

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5.3 If you are a corporation or limited liability company, you shall comply with the following requirements throughout the term of this Agreement:

(a) You shall furnish us with your Articles of Incorporation, Bylaws, Articles of Formation, Operating Agreement, other governing documents, and any other documents we may reasonably request, and any amendments thereto.

(b) You shall confine your activities, and shall at all times provide proof that your activities are confined, exclusively to operating the business franchised herein.

(c) You shall maintain stop transfer instructions against the transfer on your records of any equity securities, and each certificate shall at all times have conspicuously endorsed upon its face a statement in a form satisfactory to us that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments or transfers by this Agreement.

(d) You shall maintain a current list of all owners of record and all beneficial owners of any class of voting interests of you and shall furnish the list to us upon request.

5.4 If you are a partnership, you shall comply with the following requirements throughout the term of this Agreement:

(a) You shall furnish us with your partnership agreement, as well as such other documents as we may reasonably request, and any amendments thereto.

(b) You shall prepare and furnish to us, upon request, a list of all general and limited partners in the partnership.

5.5 You shall do the following:

(a) Be responsible for all activities involved in the development and servicing of Pokemoto Shops including, but not limited to: (i) advertising for prospects for Pokemoto Shop franchises; (ii) providing all prospects with information about us on a timely basis in conformity with our policies as established and modified from time to time in accordance with Federal, State and Local laws and regulations; (iii) selecting or evaluating sites, subject to our final approval of all sites; (iv) negotiating leases; (v) providing construction advice; (vi) assisting with Pokemoto Shop openings; (vii) inspecting Pokemoto Shops; and (viii) providing business advice to franchisees.

(b) Assist us in the enforcement of all provisions of any Franchise Agreement for any unit established in the Development Area. If we incur expenses to enforce or defend the Agreements or to commence eviction of franchisees within the Development Area, we may charge you ** percent (**%) of our expenditures.

(c) Develop and open the number of Pokemoto Shops stated in Exhibit “G”, which is annexed hereto. You understand and acknowledge that you shall, at all times, own and operate at least one (1) Pokemoto Shop. For the purpose of this Agreement, a unit shall be considered an Operating Pokemoto Shop only if it is a franchised Pokemoto Shop within the Development Area that is in compliance with the terms of its Franchise Agreement. You shall be in default of this Agreement if you fall behind the Development Schedule.

(d) Conduct your business in strict compliance with all applicable Federal, State and Local laws, ordinances and regulations, including, but not limited to, applicable franchise and business opportunity laws, and obtain, at your own expense, all necessary permits and licenses for the operation of your business and maintain same in good standing.

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(e) Devote your full time and best efforts to the development of the Development Area and during the term of this Agreement shall refrain from any other employment and/or conducting any other business.

(f) Monitor the installation of equipment into Pokemoto Shops established in the Development Area which meets our standards for design, construction, appearance and function as specified in our Manual.

(g) Bear all costs of developing prospective franchisees into Pokemoto Shop operations except training expenses at our home office (unless and until such training responsibilities have been transferred to you), such as by providing additional training to the franchisee subsequent to the completion by the franchisee of our training course.

(h) Assist franchisees in the selection of locations for Pokemoto Shops in accordance with the guidelines established by us, which locations shall be approved by us, and assist in the negotiation of leases for said locations in accordance with our standards.

(i) Advise franchisees in the proper construction of their Pokemoto Shops, including, but not limited to, color schemes, design of the interior, hiring of contractors, and purchase of equipment and signs. Said advice shall be in accordance with the guidelines established by us.

(j) Provide advertising and marketing advice to franchisees in accordance with the guidelines established by us.

(k) Provide, at your expense, a qualified and trained field representative to give advice to Pokemoto Shop franchisees upon the opening of their Pokemoto Shops in the Development Area and give additional training to franchisees and their employees in accordance with the standards established by us. In addition, you shall provide opening assistance for each franchisee who requests it. You must be a “graduate” of the training program.

(l) Inspect all Pokemoto Shops in the Development Area at least quarterly and report to us on evaluation forms supplied by us regarding products sold, equipment utilized or appearance of the unit.

(m) Assist us, in accordance with our directions, to reopen or permanently close Pokemoto Shops that close within the Development Area. We will pay all necessary out-of-pocket costs required to reopen closed Pokemoto Shops. You will provide your efforts, without charge, to oversee the reopening of the Pokemoto Shop and its continued operation as a Franchisor-owned Pokemoto Shop until the Pokemoto Shop is sold to a franchisee. If the Pokemoto Shop is to be abandoned, you shall secure all equipment in the Pokemoto Shop that is owned by us and de-identify the Pokemoto Shop.

(n) Assure that each Pokemoto Shop operating within the Development Area purchases directly from us or our designated supplier all products and supplies designated or required by us.

(o) Have a mobile telephone, a business telephone, an operating fax machine, email address and a laptop computer with current versions of Windows, Microsoft Office and other software required by us. The mobile phone number, the business phone number, the fax number and email address must be given to each franchise owner in the Development Area and to us.

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(p) Refrain from making misrepresentations to us and our franchisees and from conducting yourself or your business in a manner likely to impair the reputation, business or profitability of us, our employees or officers, or any Pokemoto Shop franchisee.

(q) Shall not solicit or accept any kickback or payment or share in the profits from any vendor on sales to franchisees.

(r) Conduct your business in such a way as to maintain a high degree of satisfaction by the franchise owners with your work. You must return all franchisee phone calls within twenty-four (24) hours and you must personally meet with each franchise owner at one of the owner’s Pokemoto Shops every three (3) months for a period of two (2) hours to discuss the franchisee’s business. This meeting is in addition to the quarterly inspections, but may take place directly before or after a Pokemoto Shop inspection.

(s) Maintain the accounts of all Pokemoto Shop franchises fully or partially owned by you in perfect status (no unpaid balances) with us and all of our affiliates, and further agree that the Pokemoto Shops will participate in our electronic funds transfer program. We shall have the right to offset any monies owed to you against any obligation of yours to us or our affiliates, including monies due to us based upon the operations of Pokemoto Shops only partially owned by you.

(t) Submit to us, after each visit to each Pokemoto Shop, a written report on such form as we may prescribe, which describes, without limitation, the following information: (i) any apparent deficiencies and problems concerning the uniformity and quality of service provided at the Pokemoto Shop, (ii) any apparent opportunities for the Pokemoto Shop to improve its performance; (iii) any apparent deviations from our operating procedures, standards, and specifications; and (iv) any apparent violations of applicable laws, rules, or regulations.

(u) At our request, you shall provide us with reasonable assistance in the collection of delinquent accounts from franchisees.

5.6 You shall own, operate and maintain at least one (1) Pokemoto Shop which must be located within the Development Area, and you must pay us the Initial Franchise Fee for such Pokemoto Shop. If you choose to own and operate additional Pokemoto Shops in the Development Area, you must pay our then-current Initial Franchise Fee for each such additional Pokemoto Shop. In addition, you shall be required to remit the Royalty fee, as that term is defined in your Franchise Agreement(s), and other fees required by such Franchise Agreement(s).

5.7 You shall grant us and our agents the right to enter any Pokemoto Shop or office operated by you for the purposes of conducting inspections and monitoring your operations, and shall cooperate fully with our representatives in such steps as may be necessary to immediately correct any deficiencies detected during such inspections or monitoring.

5.8 During the term of this Agreement, you shall maintain in force under policies of insurance issued by licensed insurers approved by us insurance coverage as we from time to time require. This insurance coverage is in addition to the insurance you are required to maintain as a franchisee under your Franchise Agreement, if we require you to own and operate a Shop. Such insurance coverage will include:

(a) broad form comprehensive general liability coverage against claims for employment practices coverage, bodily and personal injury, death and property damage caused by or occurring in conjunction with the conduct of business by you pursuant to this Agreement and broad form contractual liability coverage, including errors and omissions coverage, under one or more policies of insurance containing minimum liability coverage prescribed by us from time to time, but in no event in an amount less than Two Million Dollars ($2,000,000) aggregate. Such insurance shall not have a deductible or self-insured retention in excess of Five Thousand Dollars ($5,000); and

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(b) worker’s compensation and employer’s liability insurance in statutory amounts, unemployment insurance and state disability insurance as required by governing law for your employees.

5.9 You shall also maintain such additional insurance as is necessary to comply with all legal requirements concerning insurance. We may periodically increase the amounts of coverage required under such insurance policies and require different or additional kinds of insurance at any time including excess liability insurance to reflect inflation, identification of new risks, changes in law or standards of liability, higher damage awards, or other relevant changes in circumstances.

5.10 The insurance policies required herein shall:

(a) name us as an additional named insured and contain a waiver of all subrogation rights against us, our affiliates, and our and their successors and assigns;

(b) provide for thirty (30) days’ prior written notice to us of any material modification, cancellation, or expiration of such policy;

(c) provide that the coverage applies separately to each insured against whom a claim is brought as though a separate policy had been issued to each insured;

(d) contain no provision which in any way limits or reduces coverage for you in the event of a claim by any one or more of the parties indemnified under this Agreement;

(e) be primary to and without right of contribution from any other insurance purchased by the parties indemnified under this Agreement; and

(f) extend to and provide indemnity for all obligations assumed by you hereunder and all other items for which you are required to indemnify us under this Agreement.

5.11 You shall provide us with evidence of the insurance required hereunder and with a complete copy of each insurance policy no more than thirty (30) days after delivery of the original proof of insurance. Thereafter, prior to the expiration of the term of each insurance policy, you shall furnish us with a copy of each renewal or replacement insurance policy to be maintained by you for the immediately following term and evidence of the payment of the premium therefor. Should you, for any reason, fail to procure or maintain the insurance required by this Agreement, as such requirements may be revised from time to time by us in writing, we shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance and to charge same to you, which charges shall be payable by you immediately upon notice. The foregoing remedies shall be in addition to any other remedies we may have at law or in equity.

5.12 The maintenance of sufficient insurance coverage shall be your responsibility. Your obligations to maintain insurance coverage as herein described shall not be affected in any manner by reason of any separate insurance maintained by us nor shall the maintenance of such insurance relieve you of any indemnification obligations under this Agreement.

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5.13 Not later than one hundred twenty (120) days after the end of each of your fiscal years, you shall provide to us a balance sheet and profit and loss statement as of the end of your latest fiscal year, in the form we require. We reserve the right to require you to have your financials audited.

5.14 You shall comply with all other requirements stated in this Agreement.

SECTION 6

PROPRIETARY MARKS

6.1 We represent with respect to the Marks that:

(a) We are the owner or the licensee of the owner of the Marks and we have the right to use and to license others to use the Marks.

(b) We have taken and will take all steps reasonably necessary to preserve and protect our and the owner’s right to and interest in the Marks. All references herein to our right, title and interest in and to the Marks shall be deemed to include the owner’s right, title and interest.

(c) We will permit you and other development agents to use the Marks only in accordance with the System and the Development Agent Franchised Business, and the standards and specifications thereto, which underlie the goodwill associated with any products or services symbolized by the Marks.

6.2 With respect to your licensed use of the Marks pursuant to this Agreement, you agree that:

(a) You shall use only the Marks designated by us, and shall use them only in the manner authorized and permitted by us.

(b) You shall use the Marks only for the operation of the business franchised hereunder, or in advertising or marketing for the business conducted at or from such business.

(c) Unless otherwise authorized or required by us, you shall operate and advertise the business franchised hereafter only under the name “Pokemoto” with such trademark registration symbol as is designated by us, and without prefix or suffix.

(d) During the term of this Agreement, you shall identify yourself as the independent owner of the Development Agent Franchised Business in conjunction with any use of the Marks, including, but not limited to, advertisements and promotional pieces, as well as at such conspicuous locations at the offices used for the operation of the Franchised Business as we shall designate in writing. The identification shall be in the form which states your name, followed by the words ‘Development Agent of “Pokemoto”‘, or such other identification as shall be approved by us.

(e) Your rights to use the Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of our rights.

(f) You shall not use the Marks to incur any obligation or indebtedness on our behalf.

(g) You shall not use the Marks as part of your corporate or other legal name or identification.

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(h) You shall comply with our instructions in filing and maintaining requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by us or our counsel to obtain protection for the Marks or to maintain their continued validity and enforceability.

(i) In the event that you learn of any infringement or threatened infringement or piracy of any of the Marks, or any actual or intended common law passing-off by reason of imitation of, get-up or otherwise, or that any third party alleges or claims or intends to allege or claim that any of the Marks are liable to cause deception or confusion to the public, or that any third party alleges or claims or intends to allege or claim that any of the Marks infringe on its trade marks in any manner, you shall forthwith give notice thereof to us together with all such information with respect thereof as you may from time to time obtain. The parties undertake and agree to consult with each other with respect to how to respond to each infringement or violation. However, only we shall, in our absolute discretion, institute proceedings or defend proceedings as we shall deem advisable and you shall not, under any circumstances whatsoever, institute any legal proceedings relating to the Marks without first obtaining our prior written consent. In the event we undertake the defense or prosecution of any such legal proceedings, you agree to execute any and all documents and do such acts and things as may, in the opinion of our counsel, be necessary to carry out such defense or prosecution.

6.3 You expressly understand and acknowledge that:

(a) As between the parties hereto, we have the exclusive right and interest in and to the Marks and the goodwill associated with and symbolized by them.

(b) The Marks are valid and serve to identify the System and those who are franchised under the System.

(c) You shall not directly or indirectly contest the validity of, or our right to use or to license others to use, the Marks.

(d) Your use of the Marks pursuant to this Agreement does not give you any ownership interest or other interest in or to the Marks, except the nonexclusive license granted herein.

(e) Any and all goodwill arising from your use of the Marks in your operation of the Development Agent Franchised Business shall inure solely and exclusively to us. No monetary amount shall be assigned as attributable to any goodwill associated with your operation of the Development Agent Franchised Business or your use of the Marks.

(f) The rights and license of the Marks granted hereunder to you are nonexclusive and we thus have and retain the right among others:

(i) To grant other licenses for the Marks, in addition to those licenses already granted to existing development agents and franchisees;

(ii) To use the Marks in connection with selling products and services;

(iii) To develop and establish other Systems and franchised businesses for the same or similar Marks or any other proprietary marks, and to grant licenses or franchises thereto outside the Development Area without providing any rights therein to you.

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(g) We reserve the right to substitute different Marks for use in identifying the Development Agent Franchised Business and System and the businesses operating thereunder if we can no longer use or license the use of the Marks or if we believe that such a substitution is in the best interests of the System. In such event, you shall be required to conform your use of the Marks to the use of same by us. We shall have no obligation to reimburse you for any expenses you incur related to your compliance with any such change or substitution.

6.4 As used in this Agreement, the term “Website” means an interactive electronic document, series of symbols, or otherwise, that is contained in a network of computers linked by communications software. The term Website includes, but is not limited to, Internet and World Wide Web home pages. In connection with any Website, you agree to the following:

(a) We shall have the right, but not the obligation, to establish and maintain a Website, which may, without limitation, promote the Marks, Pokemoto Shops and any or all of the products offered at Shops, the franchising of Pokemoto Shops, development agent opportunities, and/or the System. We shall have the sole right to control all aspects of the Website, including without limitation its design, content, functionality, links to the websites of third parties, legal notices, and policies and terms of usage; we shall also have the right to discontinue operation of the Website.

(b) We shall have the right, but not the obligation, to designate one or more web page(s) to describe you and/or the Development Agent Franchised Business, with such web page(s) to be located within our Website. You shall comply with our policies with respect to the creation, maintenance and content of any such web pages; and we shall have the right to refuse to post and/or discontinue posting any content and/or the operation of any web page.

(c) You shall not establish a separate Website related to the Marks or the System without our prior written approval (which we shall not be obligated to provide). If approved to establish a Website, you shall comply with our policies, standards and specifications with respect to the creation, maintenance and content of any such Website. You specifically acknowledge and agree that any Website owned or maintained by you or for your benefit shall be deemed “advertising” under this Agreement, and will be subject to (among other things) our approval under Section 7.

(d) We shall have the right to modify the provisions of this Section 6.4 relating to Websites as we shall solely determine is necessary or appropriate.

(e) You are not permitted to promote your Franchised Business or use any of the Proprietary Marks in any manner on any social or networking websites, such as Facebook, LinkedIn or Twitter, without our prior written consent. We will control all social media initiatives. You must comply with our System standards regarding the use of social media in your Franchised Business’s operation, including prohibitions on your and the Franchised Business’s employees posting or blogging comments about the Franchised Business or the System, other than on a website established or authorized by us (“social media” includes personal blogs, common social networks like Facebook and MySpace, professional networks like LinkedIn, live-blogging tools like Twitter, virtual worlds, file, audio and video-sharing sites, and other similar social networking or media sites or tools). We will provide access to branded social media pages/handles/assets, and you must update these regularly. We reserve the right to conduct collective/national campaigns via local social media on your behalf.

SECTION 7

ADVERTISING AND MARKETING

7.1 The parties hereto recognize and acknowledge the value of advertising, marketing and promotion in locating and soliciting individuals to become franchisees, and the importance of consistency of such advertising, marketing and promotion to the furtherance of the goodwill and public image of the Development Agent Franchised Business and the System.

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7.2 You shall affix the Marks in the manner prescribed by us to all stationery, cards, signs, and other advertising and marketing materials used in connection with your operations hereunder.

7.3 All advertising and marketing by you in any medium shall be conducted in a dignified manner, shall conform to the standards and requirements prescribed by us, and shall comply with all applicable laws, rules, and regulations relating to the solicitation of franchise sales.

7.4 You shall submit to us (by mail, return receipt requested, by fax or by another approved method) for our prior written approval samples of all advertising, marketing and promotional plans and materials, and all other materials displaying the Marks, that you desire to use and that have not been prepared or previously approved by us. Within fifteen (15) days from the date of receipt by us of such materials, we shall notify you whether such materials conform to the standards and requirements prescribed by us and whether such materials, in the opinion of our counsel, are required to be approved by or submitted to any government agency. If you are notified by us that the materials conform to our standards and requirements and are required to be approved or submitted, we will submit the materials and will advise when and if the materials are approved or disapproved or if the use of the materials otherwise become permissible under law, such as if notice of disapproval is not received from a governmental agency within a stated period of time prescribed by law.

7.5 You shall be required to expend not less than ** ($**) each year for advertising and marketing in the Business Opportunity and/or Franchise Section or in any other appropriate section of your nearest major newspaper, business journal or other publications that reach prospective franchisees within the Development Area. You shall be required to submit on a form provided by us a monthly report indicating the advertising and marketing schedule for the prior month, including verification copies of all ads.

SECTION 8

TRANSFER OF INTEREST

8.1 We shall have the right to assign this Agreement and all of our attendant rights and privileges to any person, firm, corporation or other entity provided that, with respect to any assignment resulting in the subsequent performance by the assignee of our functions: (i) the assignee shall, at the time of such assignment, be financially responsible and economically capable of performing our obligations; and (ii) the assignee shall expressly assume and agree to perform such obligations.

You expressly affirm and agree that we may sell our assets, our rights to the Marks or to the System outright to a third party; may go public; may engage in a private placement of some or all of our securities; may merge, acquire other corporations, or be acquired by another corporation; may undertake a refinancing, recapitalization, leveraged buyout or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions, you expressly and specifically waive any claims, demands or damages arising from or related to the loss of said Marks (or any variation thereof) and/or the loss of association with or identification of “Poke Co Holdings, LLC.” as Franchisor. Nothing contained in this Agreement shall require us to remain in the quick service restaurant business or to offer the same products and services, whether or not bearing the Marks, in the event that we exercise our right to assign our rights in this Agreement.

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8.2 You understand and acknowledge that the rights and obligations created by this Agreement are personal to you, and that we have granted such rights to you in reliance on the character, skills, aptitude, as well as the business, legal and financial capacity of you and your directors, officers and shareholders. Except as is hereinafter stated in this Section, you shall not, without our prior written consent, directly or indirectly, sell, assign, transfer, convey, donate, pledge, mortgage, charge, grant any security interest or otherwise encumber any interest in this Agreement or in the Development Agent Franchised Business or in the right and license to use the System, the Manuals or the Marks. Any such purported action, whether occurring by operation of law or otherwise including any assignment by a trustee in bankruptcy, without our prior written consent shall be a material default hereunder and shall entitle us to immediately terminate this Agreement. In addition, you will not, during the term of this Agreement, without our prior written consent, participate in any corporate activity, issue or sell, or be a party to the issuance or sale of, any further shares or interest in the Development Agent Franchised Business of any kind, or any other securities which would cause or may cause the present effective voting control of you to change.

8.3 With our prior written consent, which consent shall not be unreasonably withheld, you shall have the right to sell, assign and transfer your interest in this Agreement or the right and license granted herein, subject to the following conditions:

(a) No sale can occur during the first year of this Agreement;

(b) The transferee/assignee must meet our then-current financial and educational requirements for our new development agents;

(c) The transferee/assignee must attend and successfully complete our next development agent training class;

(d) All accounts of both transferee/assignee and you must be paid in full prior to assignment;

(e) You train the transferee/assignee for two (2) months prior to the transfer and for another two (2) months following the transfer (this is in addition to completing our training);

(f) You pay us, at closing, a transfer fee equal to ** Dollars ($**);

(g) You execute a general release, in a form prescribed by us, of any and all claims against us, our subsidiaries or affiliates, and our respective officers, shareholders, directors, agents, and employees; and

(h) The transferee/assignee executes our then-current form of Development Agent Agreement which shall have a term equal to the term remaining hereunder at the time of transfer.

8.4 Any proposed sale, assignment and transfer pursuant to this Section must be a sale, assignment and transfer of all or a significant portion of your assets in respect of the business carried on by you pursuant to the terms of this Agreement, including, without limitation, the said right and license and all other assets of the said business and you shall not be entitled to sell same on an individual basis other than with our prior written consent.

8.5 Upon receipt of your application pursuant to Section 8.3 and notwithstanding the right to sell, assign and transfer granted you pursuant to the terms of this Section, we shall have the absolute right, to be exercised by notice in writing delivered to you within thirty (30) days of the date of the receipt of your application, to purchase the said right and license and other assets of yours proposed to be sold, assigned or transferred. If we shall exercise our right to purchase as provided herein, we shall complete the purchase upon the same terms and conditions set out in the said application.

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8.6 In the event we do not exercise our right to purchase as set out in Section 8.5 hereof and do consent to the sale, assignment and transfer by you to the proposed purchaser, the sale, assignment and transfer shall be completed between you and the proposed purchaser upon the same terms and conditions as were set out in the said application submitted by you to us. Otherwise, you shall, before selling, assigning and transferring your said right and license and other assets, again make application to us in the manner as set out in this Section, and provisions of this Section shall apply mutatis mutandis and shall be repeated as often as you desire to complete any sale, assignment and transfer.

8.7 For the purposes of this Section, any sale, transfer or assignment of the issued and outstanding shares of the capital stock of or other beneficial interest in you, the effect of which, whether through one or several transactions, would result in a change of the effective control of you, shall, for the purposes thereof, be deemed to be a sale, assignment and transfer of all or a significant portion of all of your assets in respect of the business carried on by you pursuant to the provisions of this Agreement and, accordingly, all of the provisions of this Section shall apply, mutatis mutandis.

8.8 Upon your death or disability, or if you are a corporation, limited liability company, partnership, or other legal entity upon the death or disability of a principal owner of yours, all of such person’s interest in this Agreement or such interest in you shall be transferred to a transferee approved by us. Such disposition of this Agreement or such interest in you, including, without limitation, transfer by bequest or inheritance, shall be completed within a reasonable time, not to exceed twelve (12) months from the date of death or disability, and shall be subject to terms and conditions substantially similar to those applicable to transfers contained in this Section 8. Failure to so transfer the interest in this Agreement or such interest in you within said period of time shall constitute a breach of this Agreement.

SECTION 9

CORPORATE REQUIREMENTS

9.1 If you are a corporation or limited liability company, you shall furnish to us, upon execution of this Agreement, a list of all equity holders of record and all persons having beneficial ownership interests in you indicating their holdings, as well as a list of your directors and officers or managers. You shall forthwith advise us in writing of any change in the stockholders, directors, officers, members and managers from time to time.

9.2 All of your equity holders shall execute a personal guaranty in the form of personal guaranty annexed hereto or in such other form as may be specified from time to time by us.

9.3 You shall maintain stop transfer instructions against the transfer on your records of any securities with voting rights and shall issue no such securities upon the face of which the following printed legend does not legibly and conspicuously appear:

“TRANSFER OF THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A DEVELOPMENT AGENT AGREEMENT WITH POKE CO HOLDINGS, LLC. DATED _____________. REFERENCE IS MADE TO THE PROVISIONS OF THE SAID DEVELOPMENT AGENT AGREEMENT AND TO THE GOVERNING DOCUMENTS OF THIS ENTITY.”

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SECTION 10

COVENANTS

10.1 You covenant that during the Term of this Agreement, except as otherwise approved in writing by us, you (or if you are a corporation, limited liability company or partnership, a principal, member or general partner of yours) or your fully-trained manager shall devote full time, energy, and best efforts to the management and operation of the Development Agent Franchised Business.

10.2 You covenant that during the term of this Agreement you shall not, either directly or indirectly, for yourself, or in conjunction with others:

(a) Divert or attempt to divert any business or client of any franchised business operated under the System to any competitor or do any other act injurious or prejudicial to the goodwill associated with the System.

(b) Employ or seek to employ any person who is at that time employed by us or any System franchisee or development agent, or directly or indirectly induce such person to leave their employ.

(c) Own, maintain, operate, affiliate with, or have an interest in any franchised or company-owned business or chain that is a Competitive Business (as defined in Section 1.8 above).

10.3 You covenant that, except as otherwise approved in writing by us, you shall not, for a continuous uninterrupted two (2) year period beginning with the expiration or termination of this Agreement, either directly or indirectly, own, maintain, operate, affiliate with, or have an interest in, any Competitive Business which is located within twenty (20) miles of the Development Agent Franchised Business or any Pokemoto Shop in the System.

10.4 Sections 10.2 and 10.3 shall not apply to ownership by you of an interest in any business operated under the System under a franchise granted by us, or of less than five percent (5%) beneficial interest in the outstanding equity securities of any publicly held company.

10.5 The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which we are a party, you expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 10.

10.6 You understand and acknowledge that we shall have the right, in our sole discretion, to reduce the scope of any covenant described in Sections 10.2 and 10.3 of this Agreement, or any portion thereof, without your consent, effective immediately upon receipt by you of written notice thereof; and you agree that you shall comply forthwith with any covenant as so modified, which shall be fully enforceable.

10.7 You expressly agree that the existence of any claims you may have against us, whether or not arising from this Agreement, shall not constitute a defense to our enforcement of the covenants in this Section 10. You agree to pay all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by us in connection with the enforcement of this Section 10.

10.8 You shall require and obtain execution of covenants of confidentiality and non-competition as stated in Exhibit “E” hereof (including covenants applicable upon the termination of a person’s relationship with you) from any or all of the following persons: (1) all of your managers and any other personnel employed by you who have received or will receive training from us; (2) all officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of you, and of any entity directly or indirectly controlling you, if you are a corporate entity; and (3) the general partners and any limited partners (including any corporation, and the officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of any corporation which controls, directly or indirectly, any general or limited partner), if you are a partnership. The covenants required by this Section 10 shall be in a form specified by us, including, without limitation, specific identification of us as a third-party beneficiary of such covenant with the independent right to enforce it.

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SECTION 11

DEFAULT AND TERMINATION

11.1 You shall be in default under this Agreement, and all rights granted herein shall automatically terminate without notice to you, if you attempt to transfer this Agreement without complying with the terms of this Agreement, or if you, or any of your partners, if you are a partnership, or any of your officers, directors, shareholders, or members, if you are a corporation or limited liability company, shall become insolvent or make a general assignment for the benefit of creditors; or if a petition in bankruptcy is filed by you or such a petition is filed against and not opposed by you; or if you are adjudicated a bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver of you or other custodian for your business or assets is filed and consented to by you; or if a receiver or other custodian (permanent or temporary) of your assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if proceedings for a composition with creditors under any state or federal law should be instituted by or against you; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless a supersedeas bond is filed); or if you are dissolved; or if execution is levied against your business or property; or if suit to foreclose any lien or mortgage against your business premises or equipment is instituted against you and not dismissed within thirty (30) days; or if your real or personal property shall be sold after levy thereupon by any sheriff, marshal, or constable.

11.2 You shall be deemed to be in default and we may, at our option, terminate this Agreement and all rights granted hereunder, without affording you any opportunity to cure the default, effective immediately upon receipt of notice by you, upon the occurrence of any of the following events:

(a) If you (or an officer, director, shareholder or partner of yours) are convicted of a felony, a crime involving moral turpitude, or any other crime or offense that we believe is reasonably likely to have an adverse effect on the Development Agent Franchised Business, the System, the Marks, the goodwill associated therewith, or our interest therein; or

(b) If you, after curing a material default under this Agreement, commit the same default again within twelve (12) months, whether or not cured after notice; or

(c) If you repeatedly are in default under this Agreement for failure to comply substantially with any of the requirements imposed by this Agreement, whether or not cured after notice; or

(d) If you commit any default under a Franchise Agreement between you and us and such default results in the termination of such Franchise Agreement.

11.3 Except as otherwise provided in Sections 11.1, and 11.2 of this Agreement, you shall have thirty (30) days after your receipt from us of a notice of termination within which to remedy any default hereunder and provide evidence to us. If any such default is not cured within that time, this Agreement shall terminate without further notice to you, effective immediately upon the expiration of the thirty (30) day period. You shall be in default hereunder for any failure to comply substantially with any of the requirements imposed by this Agreement, or to carry out the terms of this Agreement in good faith.

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SECTION 12

OBLIGATIONS UPON TERMINATION OR EXPIRATION

12.1 Upon termination or expiration, this Agreement and all rights granted hereunder to you shall forthwith terminate; and, except to the extent permitted by any Franchise Agreement entered into by you:

(a) You shall immediately cease to operate the business licensed hereunder and shall not thereafter, directly or indirectly, represent to the public or hold yourself out as a present or former development agent of ours. After such termination or expiration, you shall cease providing services or assistance to System franchisees located within the Development Area.

(b) You shall immediately and permanently cease to use, by advertising, marketing or in any manner whatsoever, any confidential methods, procedures, and techniques associated with the Development Agent Franchised Business; the Mark “Pokemoto”, any part thereof, and all other Marks and distinctive forms, slogans, signs, symbols, and devices associated with the System or the Development Agent Franchised Business. In particular, you shall cease to use, without limitation, all signs, equipment, advertising and marketing materials, stationery, forms, and any other articles which display the Marks associated with the Development Agent Franchised Business.

(c) You shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains the Mark “Pokemoto”, any part thereof, or any other service mark or trademark of ours, and you shall furnish us with evidence satisfactory to us of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

(d) You agree, in the event you continue to operate or subsequently begin to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Marks either in connection with such other business or the promotion thereof which is likely to cause confusion, mistake, or deception, or which is likely to dilute our rights in and to the Marks; and you further agree not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with us so as to constitute unfair competition.

(e) In the event of termination for any default of yours, you shall promptly pay all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by us as a result of the default, which obligation shall give rise to and remain, until paid in full, a lien in our favor against any and all of the personal property, fixtures, equipment, and inventory owned by you and at the premises used for the business licensed hereunder at the time of the default.

(f) You shall pay us all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by us subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for enforcement of any provisions of this Section 12.

(g) You shall immediately turn over to us all materials including all manuals, records, files, instructions, correspondence, all materials related to operating the Franchised Business, including, without limitation, brochures, agreements, invoices, Disclosure Documents, and any and all other materials related to operating the Franchised Business hereunder in your possession and all copies thereof, including electronic copies (all of which are acknowledged to be our property), and shall retain no copy or record of any of the foregoing, excepting only your copy of this Agreement and of any correspondence between the parties and any other documents which you reasonably need for compliance with any provision of law.

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(h) The Franchise Agreement(s) you have executed for your Pokemoto Shop(s) shall remain in full force and notwithstanding the termination of this Agreement.

(i) In the event you do not fulfill your obligations to develop Pokemoto Shops under the Development Schedule, we may nevertheless permit you to continue operating under this Agreement with respect to all Pokemoto Shops that are under signed leases, under construction or opened and operating within the Development Area, but you shall no longer have any rights with respect to offering new franchises within said Development Area. We, as a result of such default, shall have the right to open Pokemoto Shops, sell franchises or grant development agent rights to any third party with respect to the undeveloped portion of the Development Area.

SECTION 13

TAXES AND INDEBTEDNESS

13.1 You shall promptly pay, when due, all taxes levied or assessed by any federal, state or local tax authority and any and all other indebtedness incurred by you in the operation of the Franchised Business. You shall pay to us an amount equal to any sales tax, gross receipts tax or similar tax imposed on us with respect to any payments to us required under this Agreement, unless the tax is credited against income tax otherwise payable by us.

13.2 In the event of any bona fide dispute as to liability for taxes assessed or other indebtedness, you may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; provided, however, in no event shall you permit a tax sale or seizure by levy of execution or similar writ or warrant or attachment by a creditor to occur against the premises of the Franchised Business or any improvements thereon.

13.3 You shall comply with all federal, state, and local laws, rules and regulations, and shall timely obtain any and all permits, certificates, licenses and bonds necessary for the full and proper operation and management of the Franchised Business, including, without limitation, a license to do business and provide services, fictitious name registration, sales tax and other permits. Copies of all subsequent inspection reports, warnings, certificates and ratings issued by any governmental entity during the term of this Agreement in connection with the conduct of the Franchised Business which indicate your failure to meet or maintain the highest governmental standards or less than full compliance by you with any applicable law, rule or regulation shall be forwarded to us by you within three (3) days of your receipt thereof.

13.4 You shall notify us in writing within three (3) days of the commencement of any action, suit or proceeding and of the issuance of any order, writ, injunction, award or decree of any court, agency or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business. Additionally, any and all consumer related complaints shall be answered by you within fifteen (15) days after receipt thereof or such shorter period of time as may be provided in said complaint. A copy of said answer shall be forwarded to us within three (3) days of the date that said answer is forwarded to the complainant.

SECTION 14

INDEPENDENT CONTRACTOR AND INDEMNIFICATION

14.1 (a) It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that you shall be an independent contractor, and that nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever.

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(b) During the term of this Agreement, you shall hold yourself out to the public as an independent contractor operating the Franchised Business pursuant to a license from us and as an authorized user of the System and the Marks. You agree to take such affirmative action as may be necessary to do so, including exhibiting to clients a sign provided by us in a conspicuous place on the premises of the Franchised Business.

(c) We shall not have the power to hire or fire your employees, and except as herein expressly provided, we may not control or have access to your funds or the expenditures thereof, or in any other way exercise dominion or control over the Franchised Business.

14.2 It is understood and agreed that nothing in this Agreement authorizes you to make any contract, agreement, warranty or representation on our behalf, or to incur any debt or other obligation in our name, and that we shall in no event assume liability for or be deemed liable hereunder as a result of any such action or by reason of any act or omission of yours in your conduct of the Franchised Business or any claim or judgment arising therefrom against us. You agree at all times to defend, at your own cost, and to indemnify and hold harmless to the fullest extent permitted by law, us, our corporate parent, the corporate subsidiaries, affiliates, successors, assigns and designees of either entity, and the respective directors, officers, employees, agents, shareholders, designees, and representatives of each from all losses and expenses incurred in connection with any action, suit, proceeding, claim, demand, investigation, or formal or informal inquiry (regardless of whether same is reduced to judgment) or any settlement thereof which arises out of or is based upon any of the following: (a) your alleged infringement or any other violation of any patent, trademark or copyright or other proprietary right owned or controlled by third parties; (b) your alleged violation or breach of any contract, federal, state or local law, regulation, ruling, standard or directive of any industry standard; (c) libel, slander or any other form of defamation by you; (d) your alleged violation or breach of any warranty, representation, agreement or obligation in this Agreement; (e) any acts, errors or omissions of you or any of your agents, servants, employees, contractors, partners, proprietors, affiliates, or representatives, including, but not limited to, unauthorized disclosures to prospective franchisees; (f) latent or other defects in the Franchised Business, whether or not discoverable by us or you; (g) the inaccuracy, lack of authenticity or nondisclosure of any information by any client of the Franchised Business; (h) any services or products provided by you at, from or related to the operation at the Franchised Business; (i) any services or products provided by any affiliated or non-affiliated participating entity; (j) any action by any client of the Franchised Business; and (k) any damage to the property of you or us, our respective agents or employees, or any third person, firm or corporation, whether or not such losses, claims, costs, expenses, damages, or liabilities were actually or allegedly caused wholly or in part through the active or passive negligence of us or any of our agents or employees, or resulted from any strict liability imposed on us or any of our agents or employees.

14.3 You shall conspicuously identify yourself and the Franchised Business in all dealings with your clients, contractors, suppliers, public officials and others, as an independent development agent of ours, and shall place such notice of independent ownership on all forms, business cards, stationery, advertising, marketing, signs and other materials and in such fashion as we may, in our sole and exclusive discretion, specify and require from time to time in our Manual (as same may be amended from time to time) or otherwise.

14.4 Except as otherwise expressly authorized by this Agreement, neither party hereto will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name of or on behalf of the other party, or represent that the relationship between us and you is other than that of Franchisor and Development Agent. We do not assume any liability, and will not be deemed liable, for any agreements, representations, or warranties made by you which are not expressly authorized under this Agreement, nor will we be obligated for any damages to any person or property which directly or indirectly arise from or relate to the operation of the Franchised Business franchised hereby.

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SECTION 15

APPROVALS AND WAIVERS

15.1 Whenever this Agreement requires our prior approval or consent, you shall make a timely written request to us therefor and such approval or consent shall be obtained in writing.

15.2 No failure of ours to exercise any power reserved to us by this Agreement, or to insist upon strict compliance by you with any obligation or condition hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of our right to demand exact compliance with any of the terms herein. Our waiver of any particular default by you shall not affect or impair our rights with respect to any subsequent default of the same, similar or different nature, nor shall any delay, forbearance or omission of ours to exercise any power or right arising out of any breach or default by you of any of the terms, provisions or covenants hereof affect or impair our right to exercise the same, nor shall such constitute a waiver by us of any right hereunder or the right to declare any subsequent breach or default and to terminate this Agreement prior to the expiration of its term. Subsequent acceptance by us of any payments due to us hereunder shall not be deemed to be a waiver by us of any preceding breach by you of any terms, covenants or conditions of this Agreement.

SECTION 16

NOTICES

Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, dispatched by overnight delivery envelope, sent via e-mail, or sent by facsimile to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to Franchisor:	Poke Co Holdings, LLC.
240 W. Galveston Street, #1565
League City, TX 77574
Attention: Operations
info@pokemoto.com

COPY TO:

Notices to Franchisee and
the Controlling Principals:	Joseph Haddad
**
**

With a copy to:	**

Any notice sent by certified mail shall be deemed to have been given at the date and time of mailing. At all times during the term of this Agreement, communications by us to you using electronic mail shall be deemed to be written notice to you.

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SECTION 17

RELEASE OF PRIOR CLAIMS

By executing this Agreement, you, individually and on behalf of your heirs, legal representatives, successors and assigns, and each assignee of this Agreement by accepting assignment of the same, hereby forever releases and discharges us and our officers, directors, employees, agents and servants, including our subsidiary and affiliated corporations, their respective officers, directors, employees, agents and servants, from any and all claims relating to or arising under any franchise agreement or any other agreement between the parties executed prior to the date of this Agreement including, but not limited to, any and all claims, whether presently known or unknown, suspected or unsuspected, arising under the franchise, securities or antitrust laws of the United States or of any state or territory thereof.

SECTION 18

DISCLOSURE STATEMENT AND DISCLAIMER

18.1 You acknowledge, by your signature hereto, that you received from us a Federal Trade Commission Disclosure Document for the State in which the Franchised Business will be located or at your place of residence, as appropriate, at least fourteen (14) calendar days prior to the execution of this Agreement or any payment to us or our affiliates.

_____ [Please initial to acknowledge that you have read and understand this Section 18.1.]

18.2 You represent that you have read this Agreement in its entirety and that you have been given the opportunity to clarify any provisions that you did not understand and to consult with an attorney or other professional advisor. You further represent that you understand the terms, conditions and obligations of this Agreement and agree to be bound thereby.

_____ [Please initial to acknowledge that you have read and understand this Section 18.2.]

18.3 You acknowledge and accept the following:

YOUR SUCCESS IN OPERATING A FRANCHISE IS SPECULATIVE AND WILL DEPEND ON MANY FACTORS INCLUDING, TO A LARGE EXTENT, YOUR INDEPENDENT BUSINESS ABILITY. THIS OFFERING IS NOT A SECURITY, AS THAT TERM IS DEFINED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE OBLIGATION TO TRAIN, MANAGE, PAY, RECRUIT AND SUPERVISE EMPLOYEES OF THE FRANCHISED BUSINESS RESTS SOLELY WITH YOU. YOU HAVE NOT RELIED ON ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE POTENTIAL SUCCESS OR PROJECTED INCOME OF THE BUSINESS VENTURE CONTEMPLATED HEREBY. NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE BY US TO INDUCE YOU TO ENTER INTO THIS AGREEMENT EXCEPT AS SPECIFICALLY INCLUDED HEREIN OR AS INCLUDED IN ITEM 19 OF THE DISCLOSURE DOCUMENT. WE HAVE NOT MADE ANY REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL REVENUES, PROFITS OR SERVICES OF THE BUSINESS VENTURE TO YOU AND CANNOT, EXCEPT UNDER THE TERMS OF THIS AGREEMENT, EXERCISE CONTROL OVER YOUR BUSINESS. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE NO KNOWLEDGE OF ANY REPRESENTATION MADE BY US OR OUR REPRESENTATIVES OF ANY INFORMATION THAT IS CONTRARY TO THE TERMS CONTAINED HEREIN.

_____ [Please initial to acknowledge that you have read and understand this Section 18.3.]

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SECTION 19

ENTIRE AGREEMENT

This Agreement, the documents referred to herein and the attachments hereto, if any, constitute the entire, full and complete agreement between the parties hereto concerning the subject matter hereof, and supersede all prior agreements with no other representations as to having induced you to execute this Agreement; provided, however, that nothing in this or any related agreement is intended to disclaim the representations made by us in the Disclosure Document that was furnished to you by us. No amendment, change or variance from this Agreement shall be binding on the parties hereto unless mutually agreed to by the parties and executed by themselves or their authorized officers or agents in writing.

SECTION 20

SEVERABILITY AND CONSTRUCTION

20.1 Except as expressly provided to the contrary herein, each section, part, term and/or provision of this Agreement shall be considered severable and if, for any reason, any section, part, term and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible, and the latter shall continue to be given full force and effect and bind the parties hereto, and said invalid sections, parts, terms and/or provisions shall be deemed not to be a part of this Agreement; provided, however, that if we determine that such finding of invalidity or illegality adversely affects the basic consideration of this Agreement, we, at our option, may terminate this Agreement.

20.2 You expressly agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which we are a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

20.3 All captions in this Agreement are intended solely for the convenience of the parties, and none of the captions shall be deemed to affect the meaning or construction of any provision hereof.

20.4 All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by you shall be deemed jointly and severally undertaken by all of the parties executing this Agreement in his/her individual capacity on your behalf. This Agreement may be executed in one or more originals, each of which shall be deemed an original.

20.5 As used in this Agreement, the term “Development Agent” shall include all persons who succeed to the interest of the original Development Agent by transfer or operation of law and shall be deemed to include not only the individual or entity defined as “Development Agent” herein, but shall also include all partners of the entity that executes this Agreement, in the event said entity is a partnership; all shareholders, officers and directors of the entity that executes this Agreement, in the event said entity is a corporation; and all members of the entity that executes this Agreement, in the event said entity is a limited liability company. By their signatures hereto, all partners, shareholders, officers and directors of the entity that signs this Agreement as Development Agent acknowledge and accept the duties and obligations imposed upon each of them, individually, by the terms of this Agreement.

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20.6 If, as a result of hurricane, tornado, typhoon, flooding, lightning, blizzard and other unusually severe weather, earthquake, avalanche, volcanic eruption, fire, riot, insurrection, war, explosion, unavoidable calamity or other act of God (a “Force Majeure”), compliance by any party with the terms of this Agreement is rendered impossible or would otherwise create an undue hardship upon any party, all parties shall be excused from their respective obligations hereunder for the duration of the Force Majeure and for a reasonable recovery period thereafter, but otherwise this Agreement shall continue in full force and effect.

SECTION 21

APPLICABLE LAW

21.1 This Agreement takes effect upon its acceptance and execution by us. This Agreement shall be interpreted and construed under the laws of the State of Connecticut, except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.).

21.2 Except as otherwise expressly provided by applicable state law or regulation, the parties agree that any action brought by either party against the other shall be brought in Hartford County, Connecticut and the parties do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

21.3 No right or remedy conferred upon or reserved by us or you by this Agreement is intended and it shall not be deemed to be exclusive of any other right or remedy provided or permitted herein, by law or at equity, but each right or remedy shall be cumulative of every other right or remedy.

21.4 Nothing herein contained shall bar our right to obtain injunctive relief against threatened conduct that will cause us loss or damage under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

SECTION 22

DISPUTE RESOLUTION

22.1 Except to the extent we elect to enforce the provisions of this Agreement by judicial process and injunction in our sole discretion, all disputes, claims and controversies between the parties arising under or in connection with this Agreement or the making, performance or interpretation thereof (including claims of fraud in the inducement and other claims of fraud and the arbitrability of any matter) which have not been settled through negotiation or mediation will be settled by binding arbitration in Hartford County, Connecticut under the authority of Connecticut Statutes. The arbitrator(s) will have a minimum of five (5) years experience in franchising or distribution law and will have the right to award specific performance of this Agreement. If the parties cannot agree upon a mutually agreeable arbitrator, then the arbitration shall be conducted as per the selection method set forth in the Connecticut Statutes. The proceedings will be conducted under the commercial arbitration rules of the American Arbitration Association, to the extent such rules are not inconsistent with the provisions of this arbitration provision or the Connecticut Statutes. The decision of the arbitrator(s) will be final and binding on all parties. This Section will survive termination or non-renewal of this Agreement under any circumstances. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction thereof. During the pendency of any arbitration proceeding, you and we shall fully perform our respective obligations under this Agreement.

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22.2 With respect to any claims, controversies or disputes which are not finally resolved through arbitration, or as otherwise provided above, you and your owners hereby irrevocably submit themselves to the jurisdiction of the applicable courts of Connecticut and the Federal District Court closest to our headquarters. You and your owners hereby waive all questions of personal jurisdiction for the purpose of carrying out this provision. You and your owners hereby agree that service of process may be made upon any of them in any proceeding relating to or arising out of this Agreement or the relationship created by this Agreement by any means allowed by Connecticut or federal law. You and your owners further agree that venue for any proceeding relating to or arising out of this Agreement shall be Hartford County, Connecticut; provided, however, with respect to any action (1) for monies owed, (2) for injunctive or other extraordinary relief or (3) involving possession or disposition of, or other relief relating to, real property, we may bring such action in any State or Federal District Court which has jurisdiction. With respect to all claims, controversies, disputes or actions, related to this Agreement or the relationship created thereby, this Agreement and any such related claims, controversies, disputes or actions shall be governed, enforced and interpreted under Connecticut State law.

22.3 You, your owners and we acknowledge that the parties’ agreement regarding applicable state law and forum set forth in Section 22.2 above provide each of the parties with the mutual benefit of uniform interpretation of this Agreement and any dispute arising out of this Agreement or the parties’ relationship created by this Agreement. Each of you, your owners and we further acknowledge the receipt and sufficiency of mutual consideration for such benefit and that each party’s agreement regarding applicable state law and choice of forum have been negotiated in good faith and are part of the benefit of the bargain reflected by this Agreement.

22.4 You, your owners and we acknowledge that the execution of this Agreement and acceptance of the terms by the parties occurred in the state of Connecticut, and further acknowledge that the performance of certain of your obligations arising under this Agreement, including, but not limited to, the payment of monies due hereunder and the satisfaction of certain training requirements of ours, shall occur in Connecticut.

22.5 You, your owners and we hereby waive, to the fullest extent permitted by law, any right to or claim or any punitive, exemplary, incidental, indirect, special, consequential or other damages (including, without limitation, loss of profits) against either party, their officers, directors, shareholders, partners, agents, representatives, independent contractors, servants and employees, in their corporate and individual capacities, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, either party shall be limited to the recovery of any actual damages sustained by it. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions of waiver by agreement of punitive, exemplary, incidental, indirect, special, consequential or other damages (including, without limitation, loss of profits) shall continue in full force and effect.

22.6 If we are required to enforce this Agreement in a judicial or arbitration proceeding, you shall reimburse us for our costs and expenses, including, without limitation, reasonable accountants’, attorneys’, attorney assistants’, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If we are required to engage legal counsel in connection with any failure by you to comply with this Agreement, you shall reimburse us for any of the above-listed costs and expenses incurred by us.

SECTION 23

CHANGES AND MODIFICATIONS

23.1 This Agreement may be modified only upon the execution of a written agreement by us and you. We reserve and shall have the sole right to make changes in the Manual, the System and the Marks at any time and without prior notice to you. You shall promptly alter any signs, products, business materials or related items, at your sole cost and expense, upon written receipt of written notice of such change or modification in order to conform with our revised specifications. In the event that any improvement or addition to the Manual, the System or the Marks is developed by you, then you agree to grant to us an irrevocable, world-wide, exclusive, royalty-free license, with the right to sublicense such improvement or addition.

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23.2 You understand and agree that due to changes in competitive circumstances, presently unforeseen changes in the needs of clients, and/or presently unforeseen technological innovations, our System must not remain static in order that it best serve the interest of us, franchisees, other development agents and the System. Accordingly, you expressly understand and agree that we may from time to time change the components of the System, including, but not limited to, altering the Franchised Businesses, services, methods, standards, forms, policies and procedures of that System; adding to, deleting from or modifying those Franchised Businesses, products and services which the Franchised Business is authorized to offer; and changing, improving or modifying the Marks, leases, franchise agreements, subleases, Pokemoto Shop designs, manuals and procedures. Subject to the other provisions of this Agreement, you expressly agree to abide by any such modifications, changes, additions, deletions and alterations.

SECTION 24

ACKNOWLEDGMENTS

You acknowledge that you have conducted an independent investigation of all aspects relating to the Franchised Business and recognize that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon your skills and ability as an independent business person or organization. You acknowledge that you have received, read and understand this Agreement, the attachments hereto and agreements relating thereto, and that we have accorded you ample time and opportunity to consult with advisors of your own choosing about the potential benefits and risks of entering into this Agreement.

_____ [Please initial to acknowledge that you have read and understand this Section 24.]

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IN WITNESS WHEREOF, the parties hereto have duly executed, sealed and delivered this Agreement on the day and year first above written.

POKE CO HOLDINGS, LLC.

	By:	/s/ Michael Roper
WITNESS	Name:	Michael Roper
	Title:	CEO

DEVELOPMENT AGENT:
CASA MOTO LLC

	By:	/s/ Joseph Haddad
WITNESS	Name:	Joseph Haddad
	Title:	Managing Member

DEVELOPMENT AGENT:

/s/ JOSEPH HADDAD
WITNESS	JOSEPH HADDAD

DEVELOPMENT AGENT:

/s/ ELIZABETH MARTINS
WITNESS	ELIZABETH MARTINS

DEVELOPMENT AGENT:

/s/ RAHUL GAIKI
WITNESS	RAHUL GAIKI

DEVELOPMENT AGENT:

/s/ JASON VAILLETTE
WITNESS	JASON VAILLETTE

Each of the undersigned owns a beneficial interest in Development Agent each has read this Agreement, and each agrees to be individually bound by all of its terms and conditions.

ATTEST:

JOSEPH HADDAD	/s/ JOSEPH HADDAD

ELIZABETH MARTINS	/s/ ELIZABETH MARTINS

RAHUL GAIKI	/s/ RAHUL GAIKI

JASON VAILLETTE	/s/ JASON VAILLETTE

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